UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

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Argo House

110 Pitts Bay Road

Pembroke HM 08, Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting (the “Annual General Meeting”) of Argo Group International Holdings, Ltd. (“Argo Group”), a Bermuda exempted company limited by shares, will be held on May 5, 2009 at 10:30 am local time at Tucker’s Point Hotel, 60 Tucker’s Point Club Drive, Hamilton Parish, HS 02 Bermuda and at any adjournments or postponements thereof.

The Annual General Meeting is called for the following purposes:

1.	To elect three Class II directors to the Argo Group Board of Directors (the “Board” or “Board of Directors”) for a term of three years; and

2.	To consider and approve the recommendation of the Audit Committee of our Board of Directors that Ernst & Young LLP be appointed as our independent auditors for the fiscal year ending December 31, 2009 and to refer the determination of the independent auditors’ remuneration to the Audit Committee of our Board of Directors.

The Board has fixed the close of business on March 13, 2009 as the record date for determining those shareholders who will be entitled to vote at the Annual General Meeting.

The vote of each shareholder is important. I urge you to access the proxy materials on the internet or to request an electronic or a paper copy of them as promptly as possible. This will ensure that you will be able to complete your proxy card in a timely manner so that your shares will be voted at the Annual General Meeting.

By Order of the Board of Directors

David J. Doyle
Secretary

March 16, 2009

WHETHER YOU PLAN TO BE PRESENT AT THE ANNUAL GENERAL MEETING OR NOT, YOU ARE REQUESTED TO SUBMIT YOUR PROXY EITHER ELECTRONICALLY OR, IF YOU REQUEST A PAPER COPY, BY COMPLETING, SIGNING AND RETURNING THE PROXY CARD TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED.

Argo House

110 Pitts Bay Road

Pembroke HM 08, Bermuda

PART 1

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by Argo Group International Holdings, Ltd. (“Argo Group” or the “Company”) of the enclosed proxy to vote shares of Argo Group’s Common Shares (the “Common Shares”) at the Annual General Meeting of shareholders (the “Annual General Meeting”) to be held on May 5, 2009, at 10:30 am local time at Tucker’s Point Hotel, 60 Tucker’s Point Club Drive, Hamilton Parish, HS 02 Bermuda and at any postponements or adjournments thereof.

On March 14, 2007, Argonaut Group, Inc. (“Argonaut” or “Argonaut Group”) entered into an agreement and plan of merger with PXRE Group Ltd. (“PXRE”) and PXMS Inc., a wholly owned subsidiary of PXRE, under which PXMS, Inc. was to merge with and into Argonaut, with Argonaut continuing after the merger as the surviving corporation and as a wholly owned subsidiary of PXRE (the “Merger”). The Merger provided for Argonaut’s shareholders to receive PXRE shares in exchange for their Argonaut shares. On July 25, 2007 the shareholders of both Argonaut and PXRE approved the Merger and the transaction subsequently closed on August 7, 2007. Upon the closing of the Merger, PXRE was renamed Argo Group International Holdings, Ltd. Although PXRE was the surviving entity and legal acquirer in the Merger, immediately following the Merger the former shareholders of Argonaut owned approximately 73% of Argo Group and the former shareholders of PXRE owned 27% of Argo Group. As such, Argonaut was the acquirer for financial accounting purposes. Please refer to PXRE’s Registration Statement on Form S-4 as filed with the Securities and Exchange Commission (“SEC”) on June 18, 2007 for additional information about the Merger, a copy of which is available on Argo Group’s web site at www.argolimited.com. The reference to Argo Group’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

The Annual General Meeting to which this Notice and this proxy statement apply is being convened solely for the purposes discussed in this document. Shares represented by duly executed proxies in the accompanying form received before the Annual General Meeting will be voted at the Annual General Meeting. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of Argo Group either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies may also be revoked by any shareholder present at the Annual General Meeting who expresses a desire to vote in person. If a shareholder specifies a choice on any matter to be acted upon by means of the ballot provided in the accompanying proxy, the shares will be voted accordingly. If no specification is made, the shares represented by the proxy will be voted in favor of the proposals set forth in this Notice.

As permitted by rules recently adopted by the SEC, Argo Group is making this proxy statement, the proxy card and the annual report to shareholders (the “proxy materials”) available to shareholders electronically via the Internet. A Notice of Annual General Meeting (the “Notice”) which includes instructions on how to access and review the proxy materials and how to submit your proxy online will be mailed to shareholders no later than March 26, 2009. Shareholders may request a printed copy of the proxy materials by following the instructions included in the Notice. In addition Argo Group will post copies of the 2008 Annual Report on Form 10K and this proxy statement on its web site at www.argolimited.com. The reference to Argo Group’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement. Finally during April 2009, Argo Group will send its shareholders a Summary Annual Report which will include condensed financial statements.

Argo Group will bear the cost of preparing, assembling and mailing this Proxy Statement and the material enclosed herewith. Our directors, officers and employees may solicit proxies orally or in writing, without additional compensation. Argo Group will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Argo Group Common Shares and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing.

VOTING SECURITIES AND VOTING RIGHTS

Securities Outstanding

March 13, 2009 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual General Meeting or any adjournments or postponements thereof. On that date, there were 30,796,904 Common Shares issued, outstanding and entitled to vote. Argo Group has no other voting securities outstanding. Pursuant to Argo Group’s Bye-Laws, a majority of all the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual General Meeting. Each shareholder of record is entitled to one vote per share held on all matters submitted to a vote of shareholders.

All matters referenced in this Proxy Statement upon which the shareholders will be asked to consider and vote will, in accordance with our Bye-Laws, be decided by an ordinary resolution; that is, a resolution passed by a simple majority of votes entitled to vote on such matter cast in person or by proxy at the Annual General Meeting. A resolution put to a vote at the Annual General Meeting will be decided on by a show of hands, unless a poll has been demanded pursuant to our Bye-Laws. Shares represented at the Annual General Meeting whose votes are withheld on any matter, shares that are represented by “broker non-votes” (that is, shares held by brokers or nominees that are represented at the Annual General Meeting but with respect to which the broker or nominee has not received voting instructions from the beneficial owner and is not empowered to vote on a particular proposal) and the shares that abstain from voting on any particular matter are not included in the tabulation of the shares voting on such matter, but are counted for quorum purposes. Member brokerage firms of the New York Stock Exchange, Inc. that hold shares in street name for beneficial owners, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, may vote in their discretion upon the proposals for the election of directors and the ratification of the appointment of Ernst & Young (“E&Y”).

Under our Bye-Laws, absent a Board waiver, no person is entitled to exercise voting power on a matter in excess of a maximum limitation of 9.5% of the votes conferred on all of our shares entitled to vote on such matter, after taking into consideration all votes held directly, indirectly, beneficially or through attribution.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that each of its directors except Mark E. Watson, III, the Chief Executive Officer of Argo Group, and Fayez Sarofim (who is not standing for re-election to the Board in 2009) is “independent” in accordance with the applicable corporate governance listing standards of the Nasdaq Stock Market, Inc. (“Nasdaq”) as currently in effect.

Code of Business Ethics and Conduct

The Company has adopted a Code of Business Ethics and Conduct (the “Ethics Code”) that applies to all its directors, officers and employees, including the principal executive officer and the principal financial officer. A copy of the Ethics Code is available through the Company’s web site at www.argolimited.com. In addition, copies of the Ethics Code can be obtained, free of charge, upon written request to Investor Relations, 110 Pitts Bay Road, Pembroke HM 08, Bermuda. Any amendments to or waivers of the Ethics Code that apply to the Company’s Board or its executive officers will be disclosed on the web site. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Committees and Meetings of the Board of Directors

During 2008, the standing Committees of the Board of Directors were the Executive Committee, the Audit Committee, the Investment Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. The Board of Directors has no other committees. While Argo Group does not have a policy requiring directors to attend the Annual General Meeting of shareholders, a meeting of the Board of Directors is customarily held on the same day as the Annual General Meeting of shareholders and Argo Group encourages directors to attend the shareholder meeting. All of the directors attended the Company’s Annual General Meeting of Shareholders held in May of 2008 except Fayez Sarofim.

During 2008, the Board of Directors met 5 times, the Executive Committee did not meet, the Audit Committee met 5 times, the Investment Committee met 5 times, the Compensation Committee met 5 times, and the Corporate Governance and Nominating Committee met twice. During that time, all directors attended 75 percent or more of the meetings of the Board of Directors and of the Committees of the Board on which they served except Fayez Sarofim. The independent directors met in executive session 4 times.

Executive Sessions of Non-Management Directors

In order to promote open discussion among the non-management directors, the Board schedules regular executive sessions, at least two times each year, in which those directors meet without management participation. Any interested party may contact the independent directors as a group by using the procedures set forth below under “Shareholder Communication with Board Members.”

Board Committees

Executive Committee

The Executive Committee consists of Messrs. Woods, De Leon, and Watson. The Executive Committee may exercise all powers and authority of the Board of Directors in the management of the business of the Company.

Audit Committee

The Audit Committee consists of Messrs. Browne, De Leon, Josephson, Maresh and Power, each of whom is “independent” as defined by Rule 4200(a)(15) of the Nasdaq’s listing standards, and also meets the additional independence and other requirements for audit committee membership under Rule 4350(d)(2) of those standards.

The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of the accounting, auditing, and financial reporting processes of the Company. The Audit Committee is primarily responsible for, among other things, (a) review of quarterly and annual financial results and other financial information, (b) the appointment, replacement, compensation and oversight of independent auditors, (c) reviewing all recommendations of the auditors with respect to accounting methods and internal controls of the Company, (d) reviewing and approving in advance audit and non-audit services and reviewing the scope of the audits conducted by the auditors, and (e) overseeing the Company’s internal audit procedures. The Audit Committee’s role includes discussing with management, internal audit and the independent auditors the Company’s processes to manage its business and financial risk, and processes for compliance with significant applicable legal and regulatory requirements. The Board of Directors has adopted a written charter that specifies the scope of the Audit Committee’s responsibilities, which is available on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

In connection with performing its oversight role related to the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements with management and with representatives from Ernst &Young LLP (“E&Y”);

•	discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications With Audit Committees); and

•

received from E&Y the written disclosures and the letter regarding E&Y’s independence as required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence and discussed the independence of E&Y with representatives of E&Y.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Frank W. Maresh, Chairman

F. Sedgwick Browne

Hector De Leon

Mural Josephson

John R. Power, Jr.

Audit Committee Financial Experts

Frank W. Maresh and Mural Josephson are qualified as “audit committee financial experts” within the meaning of applicable SEC rules and regulations governing the composition of the Audit Committee. In addition, the Audit Committee has determined that they have appropriate experience and background to satisfy the “financial sophistication” requirements of Nasdaq’s listing standards.

Investment Committee

The Investment Committee consists of Messrs. Cash, McLoughlin, Watson and Woods. The Investment Committee sets the Company’s investment policy. All investment transactions are ratified by the full Board of Directors. The Board of Directors has adopted a written charter for the Investment Committee that specifies the scope of the Investment Committee’s responsibilities, which is available on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Compensation Committee

The Compensation Committee consists of Messrs. Cash, De Leon, McLoughlin, Power and Woods, each of whom is “independent” in accordance with the applicable corporate governance listing standards of Nasdaq as currently in effect. A discussion of the Compensation Committee’s role begins on page 14 and a discussion of the Company’s Compensation Philosophy begins on page 15. The Board of Directors has adopted a written charter that specifies the scope of the Compensation Committee’s responsibilities, which is available on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during the fiscal year 2008 or as of the date of this proxy statement is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of Messrs. Browne, Power and Woods, each of whom is “independent” in accordance with the applicable director independence standards of Nasdaq as currently in effect. The purpose of the Corporate Governance and Nominating Committee is to establish criteria for Board member selection and retention, identify individuals qualified to become Board members, and recommend to the Board the individuals to be nominated and re-nominated for election as directors. The Board of Directors has adopted Corporate Governance Guidelines and a written charter for the Corporate Governance and Nominating Committee that specifies the scope of the Committee’s responsibilities, copies of which are available on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Process for Nominating Directors

The Corporate Governance and Nominating Committee identifies director nominees from various sources such as officers, directors, shareholders and third party consultants to assist in identifying and evaluating potential nominees. The Corporate Governance and Nominating Committee will consider and evaluate a director candidate recommended by a shareholder in the same manner as a candidate recommended by a current director. The Corporate Governance and Nominating Committee will assess all director nominees taking into account several factors including, but not limited to, the current needs of the Board and the nominee’s: (i) integrity, honesty and accountability; (ii) successful leadership experience and strong business acumen; (iii) forward-looking, strategic focus; (iv) collegiality; (v) independence and absence of conflicts of interests; and (vi) ability to devote necessary time to meet director responsibilities. The Corporate Governance and Nominating Committee will ultimately recommend nominees that it believes will enhance the Board’s ability to manage and direct, in an effective manner, the affairs and business of the Company.

        Shareholders wishing to recommend a director candidate to serve on the Board may do so by providing advance written notice to the Company. To make a director nomination at the 2009 Annual General Meeting, a shareholder must follow the same procedures required for submitting a shareholder proposal. See “Shareholder Proposals for 2010 Annual General Meeting” beginning on page 27. Notices should be sent to Argo Group International Holdings, Ltd. c/o David J. Doyle, Secretary, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The notice must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) the number and class of all shares of each class of capital shares of the Company beneficially owned by the person or persons to be nominated; (c) a representation that the nominating shareholder is a shareholder of record of the Company’s shares entitled to vote at such meeting, including setting forth the number and class of all shares of each class of capital shares of the Company beneficially owned by the nominating shareholder, and that he or she intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (e) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board; and (f) the signed consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the Annual General Meeting of shareholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Shareholder Communication with Board Members

The Company has a process for shareholders to communicate with the Board of Directors, a specific director or the non-management or independent directors as a group. Shareholders may send written communications to Argo Group International Holdings, Ltd. c/o David J. Doyle, Secretary, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The Secretary will review the communication and forward such communication to the individual director or directors to whom the communication is directed, if any. If the communication does not specify a recipient, the Secretary will forward it to the full Board of Directors or to the director or directors the Secretary believes is most appropriate.

Related Person Transactions

Policy for Evaluating Related Person Transactions

The Board of Directors has adopted a written policy relating to the Audit Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers and 5% or more beneficial owners of our Common Shares. The Secretary administers procedures adopted by the Board of Directors with respect to related person transactions and the Audit Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Audit Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chairman of the Audit Committee to determine the appropriate course of action. Approval of a related person transaction requires the vote of the majority of disinterested directors on the Audit Committee. In approving any related person transaction, the Audit Committee must determine that the transaction is fair and reasonable to the Company. The Audit Committee periodically reports on its activities to the Board of Directors. The written policy relating to the Audit Committee’s review and approval of related person transactions is available on our web site under “Corporate Governance” at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

In determining the independence of Directors, the Audit Committee considered the following transactions and relationships that occurred during 2008. The Company believes that the following transactions and relationship were reasonable and in the best interest of the Company.

Fayez Sarofim & Co. Certain insurance subsidiaries of the Company and Fayez Sarofim & Co. (“Investment Manager”) are parties to investment agreements (the “Investment Management Agreements”), whereby the Investment Manager has agreed to make investment decisions with respect to and otherwise manage certain funds deposited by the Company’s insurance subsidiaries for those purposes. The Investment Manager is owned 100% by the Sarofim Group, Inc. the majority of which is owned by Fayez Sarofim, a director of the Company. As of December 31, 2008, Fayez Sarofim & Co. managed $194.7 million fair market value of the Company’s insurance subsidiary’s investments. The Company paid Fayez Sarofim & Co. approximately $0.6 million for services provided for the year ended December 31, 2008. The Investment Management Agreements are terminable by either party at any time on 30 days advance written notice.

Swett & Crawford. Swett & Crawford is one of the largest wholesale insurance brokers in the United States. David Hartoch, who was a member of the Company’s Board of Directors, also served as the Chairman of Swett & Crawford’s Board of Directors through April of 2008. During the year ended December 31, 2008, Swett & Crawford placed insurance with the Company’s Colony Group totaling $35.4 million in gross written premiums. Swett & Crawford earned $6.4 million in commissions on this business. Mr. Hartoch resigned from the Company’s Board of Directors on April 21, 2008.

BENEFICIAL OWNERSHIP

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information regarding the beneficial ownership of Argo Group common shares (“Common Shares”) as of March 13, 2009 of each person known to Argo Group to beneficially own more than 5 percent of the Common Shares.

	Common Shares (1)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Wells Fargo & Company / MN 420 Montgomery Street San Francisco, CA 94163	2,621,701	8.5%

(1)	The information in this table is based on information reported on a Schedule 13G filed with the Securities and Exchange Commission by Wells Fargo & Company on behalf of a number of its subsidiaries. Certain of these shares are shared in terms of voting and /or dispositive power by various subsidiaries including with Wells Capital Management Incorporated.

The following table sets forth certain information regarding the beneficial ownership of the Common Shares as of March 13, 2009 of (i) each director of Argo Group, (ii) each individual who has been identified as a named executive officer (“Named Executive Officer” or “NEO”) of Argo Group or its subsidiaries, and (iii) all directors and individuals who have been identified as named executive officers of Argo Group or its subsidiaries as a group:

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class (1)
Gary V. Woods	12,833	(2)	*
F. Sedgwick Browne	11,824	(2)	*
H. Berry Cash	10,762	(2)	*
Bradley E. Cooper	6,100	(2)	*
Hector De Leon	11,283	(2)	*
Mural R. Josephson	7,107	(2)	*
Philip R. McLoughlin	9,112	(2)	*
Frank W. Maresh	10,512	(2)	*
John R. Power, Jr.	12,184	(2)	*
Fayez S. Sarofim	719,861	(3)	2.3%
Mark E. Watson III	417,061	(2)	1.4%
Jay Bullock	0	(2)	*
Barbara C. Bufkin	67,128	(2)	.2%
Mark Haushill	34,429	(2)	.1%
Dale Pilkington	10,246	(2)	*
All directors, individuals identified as senior executives of Argo Group and its subsidiaries as a group (15 persons)	1,340,379		4.4%

*	Less than 0.1 percent of the outstanding Common Shares
(1)	The information in this table is based on information supplied directly to Argo Group by directors and on information reported on Forms 3, 4 or 5 or on any Schedule 13G filed with the Securities and Exchange Commission. A person is deemed to be the beneficial owner of shares if such person, either alone or with others, has the power to vote or to dispose of such shares. Shares beneficially owned by a person include shares to which the person has the right to acquire beneficial ownership within 60 days of the Record Date, including stock options that were exercisable on March 13, 2009 or that become exercisable within 60 days after March 13, 2009. Unless otherwise indicated in the footnotes below, the persons and entities named in this table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2)	Includes the following shares to which the person has the right to acquire beneficial ownership within 60 days, including stock options that were exercisable on March 13, 2009 or that become exercisable within 60 days after March 13, 2009: Mr. Woods – 8,242; Mr. Browne – 9,774; Mr. Cash – 8,242, Mr. Cooper – 5,500, Mr. De Leon – 8,242; Mr. Josephson – 6,357, Mr. Maresh – 8,242; Mr. McLoughlin – 8,982, Mr. Power – 8,242; Mr. Sarofim – 5,000, Mr. Watson – 202,744; Ms. Bufkin – 55,093; Mr. Haushill – 34,429; and Mr. Pilkington – 10,246.
(3)	Mr. Sarofim may be deemed to be the beneficial owner of 719,861 Common Shares. Of those shares, Mr. Sarofim has sole voting and dispositive power with respect to 439,066 shares. Mr. Sarofim is Chairman of the Board and President, a director and owner of a majority of the outstanding capital stock of Fayez Sarofim & Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Mr. Sarofim has shared dispositive power over 265,523 shares of Common Shares which are owned by Sarofim International Management Company, a wholly owned subsidiary of Fayez Sarofim & Co, for its own account and 10,272 shares which are held in investment advisory accounts managed by Fayez Sarofim & Co. for numerous clients.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors, executive officers and holders of more than 10% of Common Shares to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of Argo Group’s securities. Argo Group believes that during 2008 all reports for the registrant’s executive officers, directors and 10% shareholders that were required to be filed under Section 16(a) of the Exchange Act were timely filed except that, due to an administrative delay, one of the Company’s directors made one late Form 4 filing on February 27, 2009 covering the grant of stock units to such director on February  12, 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bye-Laws provide for the election of directors by our shareholders. In accordance with the Bye-Laws, our Board of Directors is divided into three classes (Classes I, II and III). The classes are determined by dividing the number of directors by 3. If this results in a whole number, there will be an equal number of directors in each class. If this results in a fraction of 1/3, one additional director will be placed into Class III. If this results in a fraction of 2/3 one director will be placed into Class II and one into Class III. Each class of directors serves for a term of three (3) years.

The Company’s Bye-Laws provide that the Board may re-designate directors to different classes so that they conform to the formula set forth in the preceding paragraph. Since two Class II vacancies were created on the Board as a result of the resignations of Messrs. Fulkerson and Hartoch in 2008, the Board moved Mr. Woods and Mr. Power from Class III to Class II to fill the vacancies.

Three Class II directors are to be elected at the Annual General Meeting, The Board of Directors has nominated Mural R. Josephson, John R. Power, Jr. and Gary V. Woods, each of whom is presently serving on the Board, for re-election as Class II directors to serve three-year terms until the Annual General Meeting of shareholders in 2012 or until their successors have been elected and qualified. It is intended that proxies will be voted in favor of these persons. If, for any reason, any of the nominees is not able or willing to serve as a director when the election occurs (a situation which is not presently contemplated), it is intended that the proxies will be voted for the election of a substitute nominee in accordance with the judgment of the proxy holder.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS AND, UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR SUCH NOMINEES AS DIRECTORS.

Biographical information for the three Class II nominees to be elected this year:

Mural R. Josephson (60) continued as a director of the Company following the Merger in August 2007. Before the Merger, Mr. Josephson had been a director of PXRE since August 2004. Mr. Josephson retired from Kemper Insurance Companies (“Kemper”) in 2002. During his 5-year tenure at Kemper, he held key management positions, including senior vice president and chief financial officer and senior vice president of finance. Prior to joining Kemper, Mr. Josephson held several senior level positions at KPMG, including 19 years as a senior audit partner. While at KPMG, he was a member of the National Insurance Practice Committee and a member of the Professional Practice Review Committee. Mr. Josephson is currently a member of the board of directors and chairman of the Audit Committee of HealthMarkets, Inc., an insurance holding company. He also serves on the board of directors of SeaBright Insurance Holdings, Inc., a NYSE traded insurance holding company, and its wholly owned subsidiary, SeaBright Insurance Company, and is the Chairman of their Audit Committee.

John R. Power, Jr. (53) became a director of the Company immediately following the Merger in August 2007. Mr. Power had been a director of Argonaut since January 2000. He is President of the Patrician Group, a private investment firm located in Lisle, Illinois. Mr. Power currently serves as a director for certain financial subsidiaries of CNH Global, N.V.

Gary V. Woods (65) became a director of the Company immediately following the Merger in August 2007. Mr. Woods had been a director of Argonaut since March 2000 and Chairman of the Board of Directors of Argonaut since April 2001. Mr. Woods is President of McCombs Enterprises and currently serves on the board of the Cancer Therapy and Research Center, which is based in San Antonio, Texas.

Biographical information for the directors whose terms will expire in 2010 and 2011:

The following biographical information is for the three Class III directors whose terms will expire in 2010:

F. Sedgwick Browne (66) continued as a director of the Company following the Merger in August of 2007. Before the Merger, Mr. Browne had been a director of PXRE since 1999. Mr. Browne served as Vice-Chairman of the board of directors of PXRE from 2003 until the Merger. He retired as counsel at Sidley Austin Brown & Wood LLP (now known as Sidley Austin LLP), a law firm, on September 30, 2004. Mr. Browne previously was a partner at Morgan, Lewis & Bockius LLP and prior thereto at Lord Day & Lord, Barrett Smith, where he specialized in the insurance and reinsurance industry.

Hector De Leon (62) became a director of the Company immediately following the Merger in August 2007. Mr. De Leon had been a director of Argonaut since February 2003. Mr. De Leon is the managing partner of De Leon, & Washburn, P.C., a law firm in Austin, Texas, which he founded in 1977. Prior to 1977, Mr. De Leon was General Counsel of the Texas State Insurance Board and previously served as a director of Titan Holdings, Inc., a publicly traded property and casualty insurance company based in San Antonio, Texas.

Frank Maresh (70) became a director of the Company immediately following the Merger in August 2007. Mr. Maresh had been a director of Argonaut since December 2003. Mr. Maresh is a consultant, investor and owner in numerous private enterprises. He is a CPA and was formerly the Vice Chairman of KPMG in the United States. Mr. Maresh sat on the Texas State Board of Public Accountancy from 1993 to 1999 where he served as both Chairman of the Board and Chairman of the Major Case Committee. In addition, Mr. Maresh is a member of the board and a member of the internal audit committee of Eagle Materials, Inc., a member of the board of the McCombs School of Business at the University of Texas, a member of the board of the University of Texas Accounting Department, a member of the audit committee of the University of Texas, and a trustee and past chairman of the audit committee of Schreiner University.

The following biographical information is for the three Class I directors whose terms will expire in 2011:

H. Berry Cash (70) became a director of the Company immediately following the Merger in August 2007. Mr. Cash had been a director of Argonaut since May 2005. Mr. Cash has been a general partner of InterWest Partners, a venture capital fund, since 1985. Mr. Cash currently serves on the board of directors of the following publicly held companies: Ciena Corporation, Silicon Laboratories Inc., and First Acceptance Corporation.

Bradley E. Cooper (42) continued as a director of the Company following the Merger in August 2007. Before the Merger, Mr. Cooper had been a director of PXRE since April 2002. Mr. Cooper is a partner and director of Capital Z Management, LLC which he joined as a founding partner in 1998. Before that, he held positions at Insurance Partners, L.P. and International Insurance Advisers, L.P. He is currently a director of NewStar Financial, Inc. and MountainView Capital Holdings, LLC.

Mark E. Watson III (44) became a director of the Company immediately following the Merger in August 2007. He has been President and Chief Executive Officer of Argo Group since August 2007 and President and Chief Executive Officer of Argonaut since January 2000. Mr. Watson had been a director of Argonaut since June 1999. Mr. Watson joined Argonaut as Vice President in September 1999. He was a principal of Aquila Capital Partners, a San Antonio, Texas-based investment firm in 1998 and 1999, and served from 1992 to 1997 as a director and Executive Vice President, General Counsel and Secretary of Titan Holdings, Inc., a publicly traded property and casualty insurance holding company.

Director Compensation

(a)	(b)	(c)	(d)	(g)	(h)
Name	Fees Earned or Paid in Cash (1)	Stock Awards (2a)	Option Award (3)	All Other Compensation (4)	Total
Gary Woods (a) (f) (g)	$121,000	$122,621	$46,333	$57,900	$347,854
F. Sedgwick Browne (d)	$96,000	$108,510	$46,333	$0	$250,843
H. Berry Cash (f) (h)	$94,000	$55,968	$46,333	$12,617	$208,918
Bradley E. Cooper (h)	$74,500	$55,968	$46,333	$0	$176,801
Hector De Leon (b) (d) (f)	$110,000	$117,804	$46,333	$64,395	$338,532
Mural R. Josephson (d)	$91,000	$81,544	$46,333	$0	$218,877
Philip R. McLoughlin (f) (h)	$90,500	$108,239	$46,333	$0	$245,072
Frank W. Maresh (c)	$111,500	$86,496	$46,333	$42,121	$286,450
John R. Power, Jr. (d) (e)	$116,500	$119,805	$46,333	$74,454	$357,092
Fayez S. Sarofim	$44,500	$55,968	$46,333	$10,983	$157,784

Former Directors

David Hartoch	$23,667	$93,786	$70,950	$41,113	$229,516
Allan Fulkerson	$18,500	$92,158	$63,450	$41,666	$215,774

(1)	The following table details the breakdown of fees earned by all Argo Group directors during 2008, reported in column (b) of the preceding table.

Director	Cash Portion of Fees Earned for 2008 Service	Fees Earned for 2008 Service and Contributed to the Non-qualified Directors Deferred Compensation Plan	Total Fees Earned for 2008 Service (Column (b))
Gary Woods	$28,500	$92,500	$121,000
F. Sedgwick Browne	$23,250	$72,750	$96,000
H. Berry Cash	$94,000	$0	$94,000
Bradley E. Cooper	$74,500	$0	$74,500
Hector De Leon	$24,250	$85,750	$110,000
Mural R. Josephson	$55,625	$35,375	$91,000
Philip R. McLoughlin	$18,500	$72,000	$90,500
Frank W. Maresh	$69,000	$42,500	$111,500
John R. Power, Jr.	$27,750	$88,750	$116,500
Fayez S. Sarofim	$44,500	$0	$44,500

Former Directors

David Hartoch	$18,500	$5,167	$23,667
Allan Fulkerson	$18,500	$0	$18,500

(2)	The aggregate number of stock units and stock options awards outstanding at December 31, 2008 was:

Name	Stock Units (#) (a)	Stock Options (#) (a)
Gary Woods	3,615	8,242
F. Sedgwick Browne	3,199	9,774
H. Berry Cash	1,650	8,242
Bradley E. Cooper (b)	1,650	5,500
Hector De Leon	3,473	8,242
Mural R. Josephson	2,404	6,357
Philip R. McLoughlin	3,191	8,982
Frank W. Maresh	2,550	8,242
John R. Power, Jr.	3,532	8,242
Fayez S. Sarofim	1,650	5,000

Former Directors

David Hartoch	1,754	5,000
Allan Fulkerson	1,650	5,000

a.	Expense related to the Stock Units or Restricted Stock grants is the amount reported for financial purposes during the fiscal year and is calculated under FAS 123R.

i.	The Company’s deferred contribution match is converted into Stock Units based upon the closing price of the Company’s stock on the date that the contributed amount would otherwise have been paid. The amount in column (c) is the number of outstanding Stock Units at December 31, 2008 multiplied by $33.92, the price at which the Company’s common stock closed on December 31, 2008, the last trading date of 2008.

ii.	The expense related to the award of 1,000 shares upon termination from the Board for Mr. Hartoch and Mr. Fulkerson.

b.	5,000 of the Stock Options reported in the table above for Mr. Cooper were issued by the Company directly to Mr. Cooper’s employer at Mr. Cooper’s direction.

(3)	Expense related to Options is the amount reported for financial purposes during the fiscal year and is calculated under FAS 123R.

	Option Award
Name	FAS 123R Expense	Fair Market Value at 12/31/2008 *
Gary Woods (a) (f) (g)	$46,333	$0
F. Sedgwick Browne (d)	$46,333	$0
H. Berry Cash (f) (h)	$46,333	$0
Bradley E. Cooper (h)	$46,333	$0
Hector De Leon (b) (d) (f)	$46,333	$0
Mural R. Josephson (d)	$46,333	$0
Philip R. McLoughlin (f) (h)	$46,333	$0
Frank W. Maresh (c)	$46,333	$0
John R. Power, Jr. (d) (e)	$46,333	$0
Fayez S. Sarofim	$46,333	$0

Former Directors

David Hartoch	$70,950	$0
Allan Fulkerson	$63,450	$0

*	Fair Market Value is equal to the difference between the exercise price of the options and $33.92, the price at which the Company’s common stock closed on December 31, 2008, multiplied by the number of shares in the grant. If the value is less than zero, it is reported as zero.

(4)	Argo Group had an indemnification obligation to the directors in the event a director incurred an additional tax liability solely as a result of the Merger. The amount in column (g) represents reimbursements paid to former directors of Argonaut Group, Inc. for the excise tax they incurred on the acceleration of outstanding options held at the time of merger in 2007.

The Argo Group International Holdings Ltd. Deferred Compensation Plan for Non-Employee Directors was adopted on August 7, 2008. The plan provides that:

a.	A director may defer 0%, 50% or 100% of cash compensation. Deferred amounts are credited with interest, compounded quarterly at a rate 2% above the prime commercial lending rate.
b.	Argo Group will match 75% of the amount deferred. The Argo Group match will be converted into Stock Units based on the closing price of the Company’s stock on the date that the deferred amount would otherwise be earned. The hypothetical value of a Stock Unit at any point in time will be equal to the market value of Argo Group stock on NASDAQ at the point in time.
c.	Distributions will occur six months after the date on which a participant ceases to be a member of the Board or on the date on which a Change of Control occurs, whichever comes first and will be made in cash.
d.	Each Director will receive an initial grant of 1,650 stock units.

Director Fees

Retainer (paid quarterly)	$75,000 annual retainer, paid quarterly, of which $40,000 ($10,000 per quarter) is paid based upon pro rata participation each quarter.

Board Meetings	Attendance = $2,000 per day Audit Committee Attendance = $1,000 per meeting provided that the Audit Committee meeting is not held on the same day as the Board meeting.

Committee fees (paid quarterly)

(a)    Chair, Executive Committee = $15,000 annual retainer

(b)    Member, Executive Committee = $8,000 annual retainer

(c)    Chair, Audit Committee = $20,000 annual retainer

(d)    Member, Audit Committee = $10,000 annual retainer

(e)    Chair, Compensation Committee = $15,000 annual retainer

(f)     Member, Compensation Committee = $8,000 annual retainer

(g)    Chair, Investment Committee = $10,000 annual retainer

(h)    Member, Investment Committee = $8,000 annual retainer

PROPOSAL 2

APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors is recommending that the firm of Ernst & Young (“E&Y”) be appointed as our independent auditors for the fiscal year ending December 31, 2009. This recommendation is being presented to the shareholders for their approval at the Annual General Meeting. E&Y had audited the financial statements of Argonaut Group since 2002 and began auditing Argo Group after the Merger. A representative of E&Y is expected to attend the Annual General Meeting, with the opportunity to make a statement if he or she so desires and to respond to questions. Shareholders at the Annual General Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Audit Committee of the Board of Directors.

KPMG LLP (“KPMG”) was the independent auditor for PXRE before the Merger. Argo Group recommended E&Y as the 2008 independent auditor based on the fact that E&Y was Argonaut’s independent auditor prior to the Merger with PXRE and that Argonaut was the accounting acquirer in the Merger with PXRE. E&Y accepted the appointment as Argo Group’s independent registered public accounting firm as of August 7, 2007, subject to shareholder approval.

KPMG did not resign and did not decline to stand for re-election as Argo Group’s independent auditor. Furthermore, during PXRE’s fiscal year ended December 31, 2006, and the subsequent interim period through August 7, 2007, there were no: (i) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement; or (ii) reportable events.

The audit report of KPMG on the consolidated financial statements of PXRE as of and for the fiscal year ended December 31, 2006 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. The audit report of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During PXRE’s fiscal year ended December 31, 2006 and the period from January 1, 2007 through August 7, 2007, the date as of which E&Y accepted the appointment as Argo Group’s independent registered public accounting firm, E&Y did not consult with Argo Group regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Argo Group’s financial statements; or (ii) any matter that was either the subject of a disagreement or reportable event identified in paragraph (a)(1)(iv) or (a)(1)(v) and related instructions of Item 304 of Regulation S-K. We have furnished a copy of this disclosure to E&Y and provided E&Y the opportunity to furnish us with a letter addressed to the Securities and Exchange Commission containing any new information, clarification of our expression of E&Y’s views, or the respects in which it does not agree with the statements made by Argo Group in response to Item 304(a) of Regulation S-K. We also furnished a copy of this disclosure to KPMG and requested KPMG to furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by Argo Group in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A copy of KPMG’s letter was filed as Exhibit 16.1 to Argo Group’s Current Report filed on Form 8-K on August 8, 2007.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO RATIFY THE APPOINTMENT OF ERNST AND YOUNG AS OUR INDEPENDENT AUDITOR AND TO REFER DETERMINATION OF THE AUDITORS’ REMUNERATION TO THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS. UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR THE APPROVAL OF SUCH PROPOSAL.

Relationship with Independent Auditors

Fees paid to the Independent Auditors by Argo Group in 2007 and 2008

The fees incurred in 2007 and 2008 for services provided by E&Y to Argo Group were as follows:

Category	2007	2008
Audit Fees (1)	$2,678,864	$3,178,199
Audit-Related Fees (2)	0	492,949
Tax Fees (3)	23,969	934,955
Other Fees (4)	75,071	6,000

TOTAL	$2,777,904	$4,612,103

(1)	“Audit Fees” include the aggregate fees incurred for professional services rendered by E&Y for the review of Argo Group’s quarterly reports for 2008 and the third quarter of 2007 and its fee for the audit of Argo Group’s annual consolidated financial statements for the years ended December 31, 2007 and 2008. “Audit Fees” also include fees incurred for professional services related to other statutory and regulatory filings and comfort letters and consents related to registration statements filed with the Securities and Exchange Commission. The fees include E&Y’s estimate of unbilled fees related to services for 2007 and 2008.
(2)	“Audit-Related Fees” include fees incurred for assurance and related services that are reasonably related to the performance of the audit and not included in the “Audit Fees” described above. These services include audits of the employee benefit plans and fees for services related to due diligence on merger and acquisition activities in 2008.
(3)	“Tax Fees” are fees incurred for E&Y tax services, which include tax planning, advice and assistance for Argo Group regarding statutory, regulatory or administrative developments and other federal, state and local and non-income tax minimization and planning.
(4)	“Other Fees” includes fees for services related to due diligence on merger and acquisition activities in 2007 and for the purchase of online accounting research software in 2008.

Argo Group Pre-Approval Process

All services provided by E&Y to Argo Group in 2008 and in 2007 after the Merger were permissible under applicable laws and regulations and were specifically pre-approved by the Audit Committee of Argo Group, as required under its charter. The Audit Committee can delegate authority to subcommittees or an individual committee member to approve services by E&Y in the event there is a need for such approval prior to the next full Audit Committee meeting. A full report of such interim approvals, if any, is required to be given at the next Audit Committee meeting.

Fees paid to Independent Auditors by PXRE for 2007

KPMG LLP (“KPMG”) was the independent auditor for PXRE before the Merger. The following table sets forth the aggregate fees billed to PXRE and its subsidiaries by KPMG, its independent auditor for 2007 and the fees paid to E&Y, the current independent auditor, for tax work performed prior to the Merger:

Category	2007
Audit Fees (1)	$1,123,896
Audit-Related Fees (2)	18,000
Tax Fees (3)	517,610
Other Fees (4)	252,401

TOTAL	$1,911,907

(1)	The aggregate audit fees billed by KPMG in 2007 prior to the Merger were for professional services rendered for the review of the consolidated financial statements included in its Form 10-Q Quarterly Reports The aggregate audit fees also included professional services rendered in connection with the transition of independent auditors from KPMG to E&Y.
(2)	Audit-Related fees billed related to several SEC filings in 2007.
(3)	Tax Fees billed in 2007 included amounts billed by E&Y prior to the Merger related to preparation and review of 2006 tax returns for PXRE and statutory tax work for a subsidiary, and amounts billed by KPMG for tax services including planning, advice and assistance to PXRE prior to the Merger.
(4)	“Other Fees” reflect amounts billed by E&Y for services related to assistance with Catastrophe Risk Management for Peleus prior to the merger and amounts billed by KPMG which included the purchase of online accounting research software and due diligence on merger and acquisition activities.

PXRE Pre-Approval Process

Either the Audit Committee or the Chairman of the Audit Committee was required to pre-approve all audit and permitted non-audit services performed by PXRE’s independent auditor. If the Chairman of the Audit Committee pre-approved any services to be performed by PXRE’s independent auditor, he reported the pre-approval to the full Audit Committee at its next scheduled meeting.

Applicable SEC rules and regulations permit waiver of the pre-approval requirements for services other than audit, review or attest services if certain conditions are met. None of the services characterized above as Audit-Related Fees, Tax Fees and All Other Fees were billed pursuant to these provisions in fiscal 2007 without pre-approval.

Fees paid to Independent Auditors by Argonaut in 2007

The fees incurred in 2007 for services provided by E&Y to Argonaut Group before the Merger were as follows:

Category	2007
Audit Fees (1)	$529,200
Audit-Related Fees (2)	43,575
Tax Fees (3)	21,360
Other Fees (4)	915,703

TOTAL	$1,509,838

(1)	“Audit Fees” include the aggregate fees incurred for professional services rendered by E&Y for the reviews of the consolidated financial statements included in Argonaut’s quarterly reports filed on Form 10-Q during 2007. “Audit Fees” also include fees incurred for professional services related to other statutory and regulatory filings and comfort letters and consents related to registration statements filed with the Securities and Exchange Commission. The 2007 fees include E&Y’s estimate of unbilled fees related to services for the respective years.
(2)	“Audit-Related Fees” include fees incurred for assurance and related services that are reasonably related to the performance of the audit and not included in the “Audit Fees” described above. These services include audits of the employee benefit plans for 2007.
(3)	“Tax Fees” are fees incurred for E&Y tax services, which include tax planning, advice and assistance for Argonaut regarding statutory, regulatory or administrative developments and other federal, state and local and non-income tax minimization and planning.
(4)	“Other Fees” includes fees for services related to due diligence on merger and acquisition activities and to the purchase of online accounting research software.

Argonaut Pre-Approval Process

All services provided by E&Y to Argonaut in 2007 before the Merger were permissible under applicable laws and regulations and were specifically pre-approved by the Audit Committee of Argo Group, as required under its charter. The Audit Committee could delegate authority to subcommittees or an individual committee member to approve services by E&Y in the event there was a need for such approval prior to the next full Audit Committee meeting. A full report of such interim approvals, if any, was required to be given at the next Audit Committee meeting.

NAMED EXECUTIVE OFFICERS

The following table sets forth, for the individuals who are currently serving as named executive officers of Argo Group and its subsidiaries, such person’s name, age and position with Argo Group and its principal subsidiaries. Each such executive officer serves at the pleasure of the Board of Directors.

Name	Position	Age
Mark E. Watson III	President and Chief Executive Officer, Argo Group	44
Jay Bullock	Executive Vice President and Chief Financial Officer, Argo Group	44
Barbara C. Bufkin	Senior Vice President, Business Development, Argo Group	53
Dale Pilkington	President, Argo Group U.S.	52

Business Experience of Named Executive Officers

Mark E. Watson III has been President and Chief Executive Officer of Argo Group since August 2007. Mark E. Watson III had previously been President and Chief Executive Officer of Argonaut since January 2000. Please refer to “Election of Directors— Biographical information for the directors whose terms will expire in 2010 and 2011” on page 8 for a description of Mr. Watson’s business experience.

Jay Bullock has been Executive Vice President and Chief Financial Officer since May 13, 2008. He joined Argo Group from Bear Stearns & Co. Inc. where he was senior managing director and head of Bear Stearns’ Insurance Investment Banking Group. Focused on the insurance sector, he advised on a number of company acquisitions, mergers and sales as well as public and private financings and restructurings. Prior to joining Bear Stearns in 2000, Mr. Bullock was a managing director at First Union Securities. He is an honors graduate of Southern Methodist University and received his MBA from The McColl School of Business, Queen’s College, Charlotte, North Carolina. Mr. Bullock also holds the designation of Certified Public Accountant (CPA).

Barbara C. Bufkin has been Senior Vice President, Business Development of Argo Group since August 2007. Prior to joining Argo Group, she was Argonaut’s Senior Vice President, Corporate Business Development, a position she assumed on August 3, 2004. She had served Argonaut as Vice President, Corporate Business Development since September 2002 after previously serving as a reinsurance consultant to Argonaut for a year. Previously Ms. Bufkin held several senior executive positions at Swiss Re. She graduated cum laude from the State University of New York at Buffalo.

Dale Pilkington was appointed President of Argo Group U.S. on October 31, 2007. Mr. Pilkington joined Argonaut Group in October 2001 as Chief Underwriting Officer of Colony Insurance Company and was promoted to President and CEO of Colony Insurance Company in 2002. In November 2006, he was promoted to president of Argonaut’s Excess and Surplus (E&S) Lines segment while retaining his responsibilities as head of Colony. Previously Mr. Pilkington held positions at General Reinsurance, E.H. Crump and as an owner in a retail insurance venture. Mr. Pilkington holds a Bachelor of Arts degree in Business with a major in Accounting from the University of South Florida.

COMPENSATION OF EXECUTIVE OFFICERS

The information referenced in Item 11 of the Company’s Form 10-K for the year ended December 31, 2008 can be found under the “Compensation Discussion and Analysis,” “Executive Compensation” and “Compensation Committee Interlocks and Insider Participation” headings of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Role

The Compensation Committee of the Board has responsibility for establishing, implementing and monitoring adherence with Argo Group’s compensation philosophy. The Compensation Committee strives to ensure that the total compensation paid to our management is fair, reasonable and competitive. In addition to the oversight it exercises over Argo Group’s compensation practices, the Compensation Committee reviews and approves management’s assessment and recommendations on compensation for all senior executives of Argo Group and its subsidiaries, including those designated as Named Executive Officers.

The Compensation Committee has the authority to consult with management and to engage the services of outside advisors, experts and others to assist it. In determining the amount and form of compensation for Argo Group’s senior executives, the Compensation Committee receives and considers recommendations from Argo Group’s management, including recommendations regarding the compensation for the Named Executive Officers, and advice from outside counsel.

In 2008, the Argo Group Compensation Committee retained Hewitt Associates to provide it with U.S. and international compensation information and advice including information about base pay and perquisites. The information was provided directly to the Compensation Committee.

Generally, the management of Argo Group and its subsidiaries is tasked with the administration of the compensation program within the parameters approved by the Compensation Committee. Argo Group’s Human Resource and Legal Departments support the Compensation Committee in its oversight of Argo Group’s compensation programs and act pursuant to authority delegated by the Compensation Committee to administer such programs.

Executive Summary

In 2000, under the newly established leadership of Mark Watson, management began to develop and execute a strategy to transform itself from what was then, essentially, a monoline California workers compensation company into an international specialty company. The transformation required a change in the business mix, the resolution of several legacy issues and expansion of the geographic platform. By 2006, after achieving the majority of its goals, the Company had established a strong, U.S. specialty platform. In 2007, the Company took its first significant step in developing an international platform with the acquisition of PXRE followed by the movement of its executive offices from Texas to Bermuda.

During 2008 the Company expanded its international presence with the acquisition of Heritage, its Lloyds platform, which provided the Company with access to Lloyds’ worldwide markets and with the opportunity to see accounts which would not be submitted to either the Bermuda or U.S. markets. Consistent with its long term strategy, during 2008, the Company continued to focus its operating capital in the most productive lines. As the soft market continued and competition in the Excess & Surplus (“E&S”) market remained aggressive, the Company’s E&S premium was reduced while premium for other lines increased. In addition, the Company continued to make a series of acquisitions of smaller companies and specialty teams, and developed new products to address opportunities presented by the market in 2008. Argo Group believes these strategies have positioned it to compete effectively in its specialty markets around the world in the years to come.

The Compensation Committee has designed a compensation program both to: (a) retain the employees who have been instrumental in executing the Company’s strategy over time; and (b) attract the new talent necessary to continue to increase shareholder value in the future, both in the United States and internationally. The program includes three main components: base salary, cash incentive awards and long-term incentive awards. Both the cash and the equity awards are generally performance based and the long-term incentive awards vest over time.

During 2008 the Company made one change to the compensation policy related to perquisites. In order to attract talented senior managers to relocate to Argo Group’s headquarters in Bermuda a gross-up procedure on travel and housing benefits was instituted to reduce the related negative tax consequences of such payments. The goal of the gross-up is to insure that a senior manager’s after-tax income would not be substantially less than that of his or her U.S. counterpart as a result of being reimbursed for the higher housing and travel costs associated with a relocation to Bermuda. The gross-up procedure is only applicable to excess housing and travel cost reimbursement. The Company chose this method rather than an incremental salary increase in order to provide better transparency.

As discussed more fully in the 2008 Compensation Decisions section beginning on page 18, the target goal for the Annual Incentive Compensation Plan for employees who were responsible for decisions related to Argo Group on an overall basis for 2008 was pre-tax operating income of $144.83 million based on the 2008 budget for Argo Group on a consolidated basis. The Company achieved 84% of this goal. NEOs were paid 75% or less of their individual targets.

In addition, individual Long-Term Incentive Plan goals are established for participating employees in the first quarter of each year. During 2008 NEOs achieved between 75% and 100% of the goals set for them. A complete discussion of the 2008 goals and related employee performance is included in the 2008 Compensation Decisions section on page 18.

Compensation Philosophy

Objectives of Argo Group’s Compensation Program

Argo Group’s compensation philosophy links pay to business performance and is designed to meet the following objectives:

•	Create shareholder value through sustainable earnings and stock price performance;

•	Reward participants for value creation commensurate with competitive industry standards;

•	Provide a competitive, performance based compensation program which allows Argo Group to attract and retain superior talent; and

•	Develop a strong linkage between financial results, team affiliation, and employee pay.

Interaction of the Elements of the Compensation Program

The Compensation Committee has structured Argo Group’s compensation program to include a number of elements, each of which serves a specific purpose:

•	Argo Group’s base salary and benefit package is designed to allow Argo Group to successfully compete for and retain superior employees;

•

The Annual Incentive Compensation Plan is designed to develop a strong linkage between financial results, team affiliation, and employee pay by rewarding participants who contribute to the growth and success of Argo Group by achieving pre-established financial goals;

•

The Long-Term Incentive Plan awards are intended to motivate employees to attain superior performance, to reward employees who achieve individual goals which are established to further Argo Group’s strategic goals and to encourage the acquisition and retention of an ownership interest in Argo Group by employees.

The Elements of the Compensation Program

Base Salary

Consistent with Argo Group’s desire to provide compensation that is sufficient to attract and retain superior employees, when establishing base pay we consider both:

•	The skill and experience level of the employee; and

•	The pay practices of companies with whom we compete for employees.

To ensure that Argo Group’s base salaries were competitive, the Compensation Committee secured the services of Hewitt Associates to compare base pay for executives with the base pay practices of our competitors. Although the Company considers compensation data for the designated comparison group when establishing base pay, the Company does not target a specific percentage of compensation reported by the group. Instead the Company uses the data as a guide in determining the level of compensation by geographic region necessary to successfully compete for employees. The Company’s designated comparison group included:

Endurance Specialty Holdings Ltd.	Montpelier Re Holding Ltd.	United America Indemnity Ltd
Flagstone Reinsurance Holdings Ltd.	Philadelphia Consolidated Holding Corp.	Validus Holdings Ltd.
Markel Corp.	RLI Corp.	W.R. Berkley
Max Capital Group Ltd.	Selective Insurance Group Inc.

The high quality of the companies included in the study allows the Committee to maintain a high level of continuity in the comparison group over time and to have a consistent base when comparing compensation.

Annual Incentive Compensation Plan

The Annual Incentive Compensation Plan, (“Annual Incentive Plan”) approved by shareholders in 2007, provides incentive compensation to those officers, executives, and key employees of Argo Group and its subsidiaries who contribute significantly to the growth and success of Argo Group. Participants in the Annual Incentive Plan receive awards under the plan after the end of a plan year based upon the individual’s performance if certain specified performance objectives are met during such plan year. The performance objectives are established at the start of each calendar year and are based on one or more of the performance criteria identified in the plan. Under the current guidelines for this plan, a financial target goal is established and awards are made if the Company achieves a result within a range of this target.

The financial performance goals for Argo Group and its operations are developed during Argo Group’s annual budget planning process. The operating divisions submit their budgets to senior management for approval. Once the senior management review is completed, the budgets for the various operations are combined with executive department budgets and a consolidated budget is created. This is presented to the Board for its approval. Once the Board has approved it, it is used to set the financial performance goals for the Annual Incentive Plan. The performance goals for the operating units are based on underwriting income. The goal for the individuals who oversee the operations of Argo Group as a whole is based on consolidated pre-tax income. Review by senior management and the Board insures that the operating units do not have an incentive to under promise in order to receive inflated incentive awards while the involvement of the operating units insures that senior management will not exert undue pressure on the companies to produce unrealistically optimistic plans. Argo Group believes this process creates an effective series of checks and balances.

The 2008 awards were based on the performance goals set by the Argo Group Board as part of the 2008 budget review process.

Long-Term Incentive Plan

In addition to the cash awards granted under the Annual Incentive Compensation Plan, employees and non-employee directors may also receive equity grants under the Long-Term Incentive Plan. For employees, these grants will generally be conditioned upon the achievement of individual performance goals during the year. An employee is notified of both the grant and the performance goal for the year at the time the contingent grant is made. NEOs may be given multiple performance goals. The Compensation Committee reviews the performance of the NEOs for the year. If the Compensation Committee decides an NEO has achieved his or her goal[s], the award will continue to vest. In the case of an NEO with multiple performance goals, if the Compensation Committee decides that one or more of the performance goals was met, the NEO’s award or a portion of the award is allowed to continue to vest. During 2008 stock options, restricted stock and stock units were awarded to NEOs under this program at the closing stock price on the date of the grant in accordance with our grant practice. Awards will generally vest over a four year period beginning on the initial grant date.

The Compensation Committee may also grant special equity awards to employees, including Named Executive Officers, to recognize an exceptional achievement or to establish an incentive for a specific performance goal. Awards may also be granted to new employees or to mark a significant event. The awards may take a number of forms but generally stock options or restricted stock will be granted. Such grants may or may not include performance triggers.

Perquisites

Argo Group may provide Named Executive Officers who work in the U.S. with limited perquisites as part of its compensation program. Perquisites provided to one or more Named Executive Officers during 2008 included: country club membership, car allowance, data services, physical exams, financial planning assistance, reimbursement for travel from home to a work location and key man insurance. Both financial and tax planning assistance and physical exams are available to a number of individuals. The Board believes that it is important that its executives have full physical exams and that it is appropriate to provide financial and tax assistance to executives given the complex nature of Argo Group’s compensation program. Both of these perquisites are commonly offered in our marketplace. Most of the other perquisites are the result of hiring agreements. If an NEO had a given perquisite in his prior job, we might offer a similar perquisite as an incentive to become an Argo Group employee.

In addition to the perquisites offered to U.S. NEOs, Argo Group may provide NEOs who are headquartered outside the United States with perquisites that are consistent with those provided to other executive officers holding comparable positions in other insurance and reinsurance companies operating in the global marketplace. These perquisites include housing allowance, home leave travel allowance, car allowance and gross-up of housing and travel cost reimbursement.

If an employee, including a Named Executive Officer, uses available time in Argo Group’s aircraft time-share plan for personal purposes, the Company’s practice is to ask the employee to reimburse Argo Group for the incremental cost of the trip. Occasionally the family of an executive who is traveling on Argo Group business joins him or her on the plane. There is no additional cost associated with this travel so there is no payment of incremental cost in this situation.

Stock Ownership Guidelines

Consistent with the Company’s commitment to sound corporate governance principles, the Compensation Committee adopted stock ownership guidelines for non-employee directors and officers effective February 11, 2008. The guidelines are intended to function as an important part of the Company’s executive and director compensation programs and further align the economic interests of the Company’s executives and directors with those of its shareholders. The guidelines apply to all non-employee directors and to a designated group of the Company’s senior executives, including the Named Executive Officers. Pursuant to the guidelines, each non-employee director will be required to hold equity in the Company with a value equal to or greater than $150,000. An executive subject to the ownership guidelines must hold equity with a value equal to or greater than the participant’s base salary multiplied by a factor that ranges from 5.0 to .25 depending upon the position he or she holds. A director has four years and an executive has five years to meet the guidelines from the date that the guidelines first apply to him or her.

For purposes of the stock ownership guidelines, equity includes: (1) shares of common stock beneficially owned by or on behalf of an individual or an immediate family member residing in the same household, including stock held in trusts or IRS approved plans; (2) vested or unvested shares of restricted common stock; (3) the net value, expressed in shares of common stock, of any vested stock options; and (4) the net value, expressed in shares of common stock, of any other vested award that is linked to the price of the Company’s common stock and granted pursuant to one of the Company’s qualified or non-qualified compensation or stock incentive plans.

A more detailed summary of the Company’s stock ownership guidelines can be found on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Employment Agreements

Argo Group enters into employment agreements with certain employees stationed in Bermuda and London where it is advantageous to clarify terms of employment in relation to local employment law statutes. In addition, we may enter into employment agreements with certain executives, including our current NEOs, to reduce the risk that talented executives who are in high demand will leave the organization without good cause.

Tax Considerations

Tax Deductibility of Bermuda Compensation for Federal Tax Purposes

Argo Group is a Bermuda based entity. None of the compensation paid to any of the Named Executive Officers by Argo Group for service in Bermuda for Argo Group is deductible for U.S. federal income tax purposes. Mr. Pilkington and Mr. Haushill are employed by a U.S. subsidiary of Argo Group and all their compensation is deductible for U.S. federal income tax purposes. In addition to their employment by Argo Group, Mr. Watson, Mr. Bullock and Ms. Bufkin also provide services to U.S. subsidiaries of Argo Group, and their compensation for such services paid by such subsidiaries is deductible for U.S. federal income tax purposes.

Tax Deductibility of U.S. Compensation for Federal Tax Purposes

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer or any of the four other most highly compensated officers. Performance-based compensation arrangements may qualify for an exemption from the deduction limitation if they satisfy requirements under Section 162(m). Compensation awarded under the Annual Incentive Plan and the Long-Term Incentive Plan is intended to qualify as “performance-based”. While the Compensation Committee considers the impact of Section 162(m) when developing and implementing Argo Group’s executive compensation programs, the Compensation Committee believes that it is important to preserve flexibility in designing compensation programs. Accordingly, the Compensation Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Code Section 4985

Section 4985 imposes an excise tax on executives deemed to be insiders in a corporation that is deemed to be expatriated under the Code. The excise tax for executives is triggered if any shareholder recognizes a gain on the value of any stock of the corporation as a result of a corporate inversion. Once triggered, Section 4985 imposes tax liability on certain equity grants including unexercised stock grants and unvested restricted stock grants held by officers and directors deemed to be insiders at the maximum individual capital gains rate, currently 15%. This code section also provides that deductions for executive compensation that are normally taken by the employer are disallowed.

Section 4985 applied to the Merger, however, under Section 4985 the excise tax does not apply to the value of any grant for which all taxable income and gain was recognized by an executive officer before the Merger was completed. Thus, to the extent that an executive’s restricted stock was vested and / or the executive exercised his or her stock options before the Merger was effective, a taxable event would have taken place which would have resulted in the recognition of gain, if any. This would eliminate any excise tax that would otherwise have been payable on the grants.

2008 Compensation Decisions

New Employment Agreements

Effective May 13, 2008, Argo Group executed an employment agreement with Jay Bullock, Argo Group’s Executive Vice President and Chief Financial Officer that will terminate on May 13, 2011. Under the agreement:

•

Mr. Bullock will receive an annualized base salary of $450,000 (effective as of May 5, 2008) less applicable withholding and deductions. Argo Group’s Compensation Committee will review the base salary annually and may increase (but not decrease) it.

•	The Compensation Committee will determine any annual bonus to which Mr. Bullock may be entitled. He also is entitled to participate in any equity plans which may be established by Argo Group.

Base Salary

As part of the 2008 compensation review process, Argo’s CEO reviewed compensation for the other NEOs and suggested to the Compensation Committee that existing compensation was adequate and that no increases were warranted. The Compensation Committee concurred.

Annual Incentive Plan

The 2008 incentive awards which were paid in 2009 were based upon performance goals for the Company set as part of the 2008 budget process and approved by the Argo Group Board. The financial performance goal which was established for the individuals who oversee the consolidated operations of Argo Group was pre-tax operating income of $144.83 million. The Board believed that achievement of the 2008 budget by the Company would be a significant accomplishment given current market conditions and, thus, that it would be an effective target goal. The Company reported pre-tax operating income of $121.8 million or 84% of the target goal. An amount equal to 75% or less of the target goal will be awarded.

Equity Awards

As a condition of Mr. Bullock’s employment by Argo Group, he received a stock option grant of 45,000 options with an exercise price of $38.26 and a grant of 10,000 shares of restricted stock. On June 4, 2008, he was granted an additional 1,417 options with an exercise price of $38.97 to allow for the decline in economic value between his effective hire date and the date of grant. There was no performance trigger associated with either grant and both had time vesting.

As part of Argo’s annual Long-Term Incentive award process, on March 25, 2008, Mr. Watson, Ms. Bufkin, and Mr. Pilkington were awarded the following grants, vesting over four years contingent upon the listed performance triggers:

•

Mr. Watson received a stock option grant of 61,018 options with an exercise price of $35.25 and performance units of 19,675 (see footnote (2) of the Grants of Plan-Based Awards table on page 21), subject to achievement of the following performance goals: (1) Implement the agreed upon expense reductions related to the recommendations in the Company’s expense reduction project. (2) Develop and deliver a five year strategic plan for Argo. (3) Develop a plan for the allocation of expenses and capital including the rationale for the approach. (4) Establish a system to apprise the Board of the ongoing income statement and balance sheet effect of any startups, mergers or acquisitions. (5) Establish a system to update the Board on Management’s plans to deploy capital on a quarterly basis. The Compensation Committee determined that Mr. Watson achieved 100% of his goal and his grant will be allowed to vest.

•

Ms. Bufkin received a stock option grant of 12,814 options with an exercise price of $35.25 and a restricted stock grant of 1,424 shares, subject to achievement of the following performance goals: (1) Develop reinsurance property capacity to support Massamont’s needs. (2) Identify key brokers and their accounts to support Argo Re’s business pipeline. (3) Evaluate and possibly restructure mid-year reinsurance renewals. The Compensation Committee determined that Ms. Bufkin achieved 75% of her performance target and 75% of her grant will be allowed to vest.

•

Mr. Pilkington received a stock option grant of 17,024 options with an exercise price of $35.25 and performance units of 5,490 (refer to footnote (2) of the Grants of Plan-Based Awards table on page 21) subject to achievement of the following performance goals: (1) Roll out three new products for Argo Group U.S. (2) Reduce expenses in the U.S. operations by $15 million. (3) Hire a new President for the E&S segment. The Compensation Committee determined that Mr. Pilkington achieved 90% of his performance target and 90% of his grant will be allowed to vest.

Principal Executive Officer Compensation

During 2008, Mr. Watson’s compensation was awarded under the same policies that were used to determine the compensation for the other NEOs. None of the NEOs including Mr. Watson received an increase in base pay. All the NEOs including Mr. Watson participated in and will receive awards from the Annual Incentive Plan based on the Company’s and individual performance and from the Long-Term Incentive Plan based on individual performance. Mr. Watson’s awards recognize the Compensation Committee’s satisfaction with his leadership as Argo Group expands into an international specialty carrier. Mr. Watson was paid 75% of his target amount under the Annual Incentive Award plan compared with 75% or less earned by the other NEOs. The Compensation Committee determined that Mr. Watson achieved 100% of his Long-Term Incentive Plan performance goal compared with 75% to 90% achieved by the other NEOs and 100% of his grant will be allowed to vest as compared with 75% in 2007.

Interaction of the Elements in the Compensation Programs

Historically the Argonaut Compensation Committee looked at the individual components of compensation when making its decisions. Argonaut offered three main types of compensation: base salary, Annual Incentive Plan awards, and Annual Long-Term Incentive equity grants. During 2007, in addition to analyzing the individual components, the Compensation Committee decided to implement a formal process to aggregate and review all the compensation decisions made during a given year. Beginning in 2008, the compensation review process included such a review.

Because the Compensation Committee wants to retain its NEOs and is aware that they have other employment opportunities, our compensation decisions are based upon current performance consistent with what a competitor would pay the NEO, without the imposition of artificial limits on compensation based upon wealth accumulated as compensation for prior year achievements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis which begins on page 14 with management. Based on their review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s annual report on Form 10-K and proxy statement.

COMPENSATION COMMITTEE

John R. Power, Jr., Chairman

Hector De Leon

Philip McLoughlin

Gary V. Woods

EXECUTIVE COMPENSATION

Summary Compensation Table

(a)	(b)	(c)		(d)		(e)		(f)		(g)		(h)			(i)		(j)
Name & Principal Position (1)	Year	Salary ($) (2)		Bonus ($)		Stock Awards ($) (3)		Option Awards ($) (3)		Non-Equity Incentive Plan Comp ($)(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)			All Other Compensation ($) (6)		Total ($)
Mark Watson, PEO Argo Group	2008 2007 2006	$ $ $	1,000,000 945,219 706,765	$ $ $	0 1,400,000 0	$ $ $	500,532 7,895,544 1,163,830	$ $ $	119,763 1,090,868 919,872	$ $ $	750,000 1,976,828 1,098,422	$ $ $	(731 (1,114 3,841	) )	$ $ $	691,881 1,729,351 53,675	$ $ $	3,061,445 15,036,696 3,946,405
Jay Bullock, PFO Argo Group	2008		$285,577		$0		$57,518		$80,469		$390,000		$0			$19,394		$832,958
Barbara Bufkin, SVP Argo Group	2008 2007 2006	$ $ $	350,000 330,924 293,269	$ $ $	0 107,650 0	$ $ $	8,485 427,119 112,757	$ $ $	25,151 233,956 157,062	$ $ $	131,250 345,945 168,010	$ $ $	72 30 414		$ $ $	289,542 164,352 42,570	$ $ $	804,500 1,609,976 774,082
Dale Pilkington, Pres Argo Group US	2008 2007 2006	$ $ $	465,000 372,115 344,615	$ $ $	0 20,000 0	$ $ $	0 226,085 163,753	$ $ $	33,414 126,634 125,026	$ $ $	350,000 691,920 267,519	$ $ $	0 0 0		$ $ $	45,881 26,777 11,499	$ $ $	894,295 1,463,531 912,412

Former Named Executive Officer

Mark Haushill, Interim PFO, Argo Group (7)	2008 2007 2006	$ $ $	350,000 343,078 285,962	$ $ $	275,000 0 0	$ $ $	0 437,968 126,115	$ $ $	0 99,832 96,516	$ $ $	0 0 180,027	$ $ $	(105 (225 1,222	) )	$ $ $	25,985 25,191 36,026	$ $ $	650,880 905,844 725,868

(1)	The Company’s philosophy related to Employment Agreements is discussed in the Elements of Compensation section on page 16. The Company entered into employment arrangements with Mark Watson, Barbara Bufkin and Dale Pilkington in 2007. Jay Bullock’s employment agreement is discussed in the 2008 Compensation Decisions Section on page 18.
(2)	Cash compensation earned by the Named Executive Officers, which includes amounts deferred under the Company’s 401(k) Plan and the Company’s Supplemental Executive Retirement Plan.
(3)	FAS123R expense in 2008 for the NEOs.
(4)	Non-equity incentive plan compensation includes cash compensation made under the Annual Incentive Plan. Please refer to the Annual Incentive Plan discussion beginning on page 18 for a discussion of the decisions made related to this plan and to the Grants of Plan-Based Awards discussion on page 21 for information about the actual grants.
(5)	The change in the present value of the pension plan which occurred during 2008. The Pension Benefits table on page 23 presents additional information about both the calculation of the change and the plan itself.
(6)	All other compensation includes:

	401(k) Plan Contributions	Imputed Value of Term Life Insurance	Supplemental Executive Retirement Plan Benefit	Company Paid Life Insurance Payments	Perquisites(a)	Total
Mark Watson	$16,100		$53,900	$34,917	$586,964	$691,881
Jay Bullock	$4,600	$702	$14,092			$19,394
Barbara Bufkin	$15,692	$2,277	$8,977		$262,596	$289,542
Dale Pilkington	$16,100	$2,622	$16,450		$10,709	$45,881
Mark Haushill	$10,658	$1,485	$13,842			$25,985

(a)	2008 perquisites for Named Executive Officers whose aggregate perquisite amount exceeded $10,000 during 2008. Reported amounts are included in the table below. Perquisites for Jay Bullock, and Mark Haushill were less than $10,000.

The following table provides detail for NEOs whose perquisites were over $25,000:

	Financial Planning	Housing Allowance	Home Leave Travel Allowance	Gross Up on Housing & Home Leave Travel Allowances	Total Perquisites
Mark Watson	$12,289	$360,000	$40,000	$174,675	$586,964
Barbara Bufkin	$7,500	$168,000	$10,000	$77,096	$262,596

(7)	Mark Haushill served as Interim Principal Financial Officer until Jay Bullock joined the Company in May, 2008. He continues to serve as Chief Financial Officer, Argo Group US.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
(a)	(b)	(c)	(d)	(e)	(i)		(j)		(k)	(l)
Name	Grant Date	Threshold($)	Target ($)(1)	Maximum($)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Stock Options: Number of Shares Underlying Options (#)		Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards
Mark Watson		$500,000	$1,000,000	$2,000,000
	3/25/08				19,675	(3)				$693,150
							61,018	(2)	$35.23	$691,844
Barbara Bufkin		$131,250	$262,500	$525,000
	3/25/08				1,424	(2)			$35.23	$50,168
							12,814	(2)	$35.23	$145,311
Dale Pilkington		$279,000	$558,000	$1,116,000
	3/25/08						17,024	(2)	$35.23	$193,052
Jay Bullock		$281,500	$563,000	$1,125,000
	5/13/08				10,000	(4)			$38.26	$382,600
							45,000	(4)	$38.26	$508,950
	6/4/08						1,417	(4)	$38.97	$16,097

(1)	The 2008 Incentive Plan awards which are discussed on page 18 of the Compensation Discussion & Analysis. The following awards were paid in March, 2009: Mr. Watson - $750,000, Ms. Bufkin - $131,250, Mr. Pilkington - $350,000, and Mr. Bullock - $390,000.
(2)	Long term incentive grants are conditioned on the achievement of specific individual performance goals during 2008. Generally, if the performance goals are achieved, the grant vests in 4 equal installments beginning on the first anniversary of the date of grant.
(3)	Mr. Watson’s grant will vest in one year and will be paid in cash. He will be required to purchase Argo Group stock with the after-tax monies. In order to replicate the impact of a restricted stock grant as closely as possible, he must hold one-third of the shares purchased for three years, one-third of the shares purchased for two years and one-third of the shares for one year after their purchase.
(4)	Equity grants awarded to Mr. Bullock as a condition of his employment.

Outstanding Equity Awards at Fiscal Year End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(m)
Mark Watson	64,840			$35.3500	08/06/2013
	12,968			$20.0500	08/05/2014
	34,836			$25.0000	02/03/2011
	64,840			$34.3300	03/12/2012
	7,099			$35.2900	01/21/2011
	9,077			$53.9800	04/21/2013
	9,084			$56.0900	02/02/2011
		61,018	(a)	$35.2300	03/25/2015	(j)	19,675	$667,376	(k)

Mark Haushill	6,484			$35.3500	08/06/2013
	12,968			$18.5700	05/14/2014
	12,968			$25.0000	02/03/2011
	648			$36.4100	12/08/2011
	1,361			$53.9800	04/21/2013

Barbara Bufkin	12,968			$27.1100	09/03/2013
	12,968			$18.5700	05/14/2014
	12,968			$25.0000	02/03/2011
	628			$36.4300	09/03/2013
		12,968		$34.3300	03/12/2012
	2,593			$53.9800	04/21/2013
	12,814			$35.2300	03/25/2015	(i)	1,424	$48,302

Dale Pilkington	5,674	5,673		$34.3300	03/12/2012	(b)	1,214	$41,179	(e)
	3,404	10,212		$42.3400	08/14/2014	(c)	3,446	$116,888	(f)
	1,168	1,166		$53.9800	04/21/2013	(d)	2,269	$76,694	(g)
							1,697	$57,562	(h)
	0	17,024		$35.2300	03/25/2015	(i)

Jay Bullock	0	45,000		$38.2600	05/13/2015	(k)	10,000	$339,200	(k)
	0	1,417		$38.9700	06/04/2015	(l)

(a)	Mr. Watson’s grant will vest in one year and will be paid in cash. He will be required to purchase Argo Group stock with the after-tax monies. In order to replicate the impact of a restricted stock grant as closely as possible, he must hold one-third of the shares purchased for three years, one-third of the shares purchased for two years and one-third of the shares for one year after their purchase.

	# Years in Vesting Period	Grant Date	Date grant will be fully vested
(b)	4	3/11/2005	3/11/2009
(c)	4	8/3/2007	8/3/2011
(d)	4	4/20/2006	4/21/2010
(e)	3	3/21/2006	3/21/2009
(f)	3	1/31/2007	1/31/2010
(g)	4	8/3/2007	8/3/2011
(h)	4	4/20/2006	4/20/2010
(i)	4	3/25/2008	3/25/2012
(j)	1	3/25/2008	3/25/2009
(k)	4	5/13/2008	5/13/2012
(l)	4	6/4/2008	6/4/2012

(m)	The stock price used to calculate the value of equity awards was $33.92, the price at which the Company’s common stock closed on December 31, 2008, the last trading date of 2008.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value realized on Vesting ($)
Dale Pilkington			5,462	$201,674

Pension Benefits

(a)	(b)	(c)	(d)
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit as of 12/31/2008 ($) (a)(b)	Present Value of Accumulated Benefit as of 12/31/2007 ($) (b)
Mark Watson	Argonaut Group, Inc. Retirement Plan	3.42	$27,256	$27,539
	Argonaut Group Pension Equalization Plan	3.42	$43,180	$43,628
Mark Haushill	Argonaut Group, Inc. Retirement Plan	2.17	$18,121	$18,206
	Argonaut Group Pension Equalization Plan	2.17	$4,470	$4,490
Barbara Bufkin	Argonaut Group, Inc. Retirement Plan	.42	$5,783	$5,730
	Argonaut Group Pension Equalization Plan	.42	$2,060	$2,041

In November, 2003, the Company amended both the Argonaut Group, Inc. Retirement Plan (the “Pension Plan”), a defined benefit plan, and the Argonaut Group, Inc. Pension Equalization Plan (the “Pension Equalization Plan”), a plan which provided retirement benefits which would have been payable under the Pension Plan but for the limits imposed by the Internal Revenue Code, to freeze benefits after February 29, 2004. No additional benefits have been accrued since that date.

(a)	The changes in the values of the accumulated benefits for Mr. Watson, Mr. Haushill and Ms. Bufkin during 2008 were due solely to the change in the present value of the vested benefit that existed at February 29, 2004.
(b)	Please refer to footnote 13 of the 2008 Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2008 which provides details regarding valuation method and material assumptions for the plans.

Nonqualified Deferred Compensation

(a)	(b)	(c)	(d)	(f)
Name	Executive Contributions in last fiscal year ($)	Registrant Contributions in last fiscal year ($)	Aggregate Earnings in last fiscal year ($)	Aggregate Balance at last fiscal year end ($)
Mark Watson	$33,154	$53,900	$(77,256)	$255,726
Barbara Bufkin	$2,978	$8,977	$(4,193)	$25,404
Mark Haushill	$11,539	$13,842	$(17,849)	$79,461
Dale Pilkington	$6,167	$16,450	$(16,478)	$49,495
Jay Bullock	$12,981	$14,092	$(4,024)	$23,449

Under the Argonaut Group, Inc. 401(k) Plan, a defined contribution plan, the contribution made by the Company on behalf of an employee is equal to the sum of:

a.	100% of the first 5% of eligible pay that the employee contributes to the plan; and

b.	2% of the employee’s eligible pay.

During 2008 the Internal Revenue Code limited the maximum amount of compensation used to calculate benefits under a defined contribution plan to $230,000 and the maximum dollar amount of the 401(k) contribution that could be made to $15,500 plus an additional $5,000 for employees over the age of 50. The Argonaut Supplemental Executive Retirement Plan (“SERP”) provides retirement benefits to its employees which would be payable under the Argonaut Group, Inc. 401(k) Plan but for the limits imposed by the Internal Revenue Code. The investment return on an individual’s SERP amount balance is calculated as though the funds in the account were invested in substantially the same funds the individual designates for the investment of his or her account balance under the Company’s 401(k) Plan.

During 2008, the Company credited contributions credited to the account maintained for each Named Executive Officer for the following.

a.	The difference between the Company matching contribution which would have been made to the individual’s account under the Company’s 401(k) Plan based upon the individual’s 401(k) election had his or her contributions under that plan not been limited by reason of the Internal Revenue Code and the amount that was actually credited to the individual’s account under the Company’s 401(k) Plan;

b.	A supplemental Company contribution equal to 2% of the excess of the Named Executive Officer’s eligible compensation for the 2008 fiscal year less the maximum amount of compensation permitted to be taken into account under the Internal Revenue Code ($230,000 for the 2008 fiscal year); and

c.	Investment income calculated as though the funds in the account were invested in substantially the same funds that the individual designates for the investment of his or her account balance under the Company’s 401(k) Plan.

In addition, executives under the age of 50 who elect to contribute more than the $15,500 allowed under the Internal Revenue Code and executives 50 years old or older who elect to contribute more than the $20,500 allowed under the Internal Revenue Code can contribute 5% of the pay earned after the limit is reached to the SERP.

Potential Payments Upon Termination or Change in Control

The Company maintains a number of plans and agreements which would govern the amount a Named Executive Officer would receive if he or she resigned or was terminated or if a change in control occurred. Should either a termination or change of control event occur, the amounts received by recipients will depend upon the facts applicable to the date of the transaction or event. The following calculations are for illustration purposes only and are based on the following assumptions:

i.	The trigger event occurred on December 31, 2008;

ii.	All payments were made on that date; and

iii.	The stock price used to calculate the value of equity awards was $33.92, the price at which the Company’s common stock closed on December 31, 2008, the last trading date of 2008.

Mark E. Watson III Employment Agreement

The following describes the circumstances and the related payments that might be triggered under the terms of Mr. Watson’s Employment Agreement:

1)	Mr. Watson’s Termination By the Company With Cause

If the Company terminates Mr. Watson with “Cause” (as defined in the Agreement), he shall receive his Base Salary and benefits accrued through the date of termination, and he shall not be entitled to any other benefits except as required by law.

2)	Voluntary Resignation by Mr. Watson for Good Reason or Termination of Mr. Watson By the Company Without Cause or for Disability

If Mr. Watson resigns for “Good Reason,” if he is terminated by the Company without “Cause” or if he is terminated by the Company for “Disability” (as defined in the Agreement), Mr. Watson shall receive his Base Salary and benefits accrued and any bonus fully earned through the date of termination. In addition, he shall receive an amount equal to three times his Base Salary on the six month anniversary of the date of such termination. If the termination occurs upon or following a “Change of Control” (as defined in the Agreement), he shall receive five times his Base Salary payable on the six month anniversary of the date of such termination. Finally, he shall be eligible for continuation of medical and health benefits on the same terms and conditions as they are made available to active employees of the Company until he obtains reasonably equivalent employment or for three (3) years from the date of his termination, whichever is earlier.

For example, under the terms of the agreement, if Mr. Watson had resigned for Good Reason, had been terminated without Cause or was terminated because of Disability on December 31, 2008, in addition to amounts earned before his termination, he would have received: (a) a payment of $3,000,000 six months after the termination took place; and (b) medical coverage which, if he received it for the entire three year period, would be valued at $43,977 based on the rates in effect for the medical coverage at December 31, 2008. Mr. Watson has no unvested restricted stock grants. The value of his unvested stock options, calculated as the difference between the Company’s common stock price at the close of market on December 31, 2008, and the option exercise price was $0. The value of his cash settled performance units was $667,376. The value of his vested stock options was $490,603.

Under the terms of the agreement, if Mr. Watson had been terminated following a Change in Control on December 31, 2008, he would have received: (a) a payment of $5,000,000 six months after the termination took place; and (b) medical coverage which, if he received it for the entire three year period, would be valued at $43,977 based on the rates in effect for the medical coverage at December 31, 2008. Mr. Watson has no unvested restricted stock grants. The value of his unvested stock options, calculated as the difference between the Company’s common stock price at the close of market on December 31, 2008, and the option exercise price was $0. The value of his cash settled performance units was $667,376. The value of his vested stock options was $490,603.

If any payment or benefit by the Company resulting from a Change in Control is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, then the Company shall also pay Mr. Watson an additional payment (a “Gross-Up Payment”) which will compensate him for the excise tax and any additional deductions which are disallowed because of its inclusion in his gross income. There would be no payment, based on his salary and his tax rate at December 31, 2008.

3)	Death

In the event of Mr. Watson’s death, his estate shall be entitled to receive the amount of his Base Salary accrued through the date of his death plus any bonus that is Fully Earned. “Fully Earned” is defined as the amount that would have been earned if Mr. Watson had been employed through the last date of the period that is used by the Company to determine bonuses. In addition, his surviving spouse may purchase medical and health benefits on the same terms and conditions as they are made available to active employees of the Company for a period of one year. The value of this benefit calculated using the rates in effect for the medical coverage Mr. Watson had selected on December 31, 2008 assuming that his spouse purchased the coverage for one full year was $14,659.

The payments and continued benefits under the Employment Agreement are conditioned on Mr. Watson releasing the Company and each of the Company’s subsidiaries, affiliates and their respective past, present and future partners, officers, directors, employees, consultants, attorneys, agents and stockholders, from any claims he may have against any of them, to the extent such claims arise from his employment in a form reasonably acceptable to the Company. In addition, the Employment Agreement provides that, for a period of one year following termination, Mr. Watson shall be prohibited from

a.	Engaging in any business in the geographic area competitive with Company’s lines of specialty property or casualty insurance business;

b.	Rendering advice, or services to or otherwise assisting, any other person who is engaged, in any business in the geographic area that is competitive with Company for its lines of specialty property or casualty insurance business; or

c.	Encouraging or inducing any current or former employee of the Company to leave the employment of the Company (the “Non-Competition Obligations”).

However, if the Employment Agreement is terminated: (a) due to Mr. Watson’s Disability; (b) by the Company without Cause; or (c) by Mr. Watson for Good Reason, Mr. Watson shall no longer be bound by the foregoing Non-Competition Obligations. However, in these circumstances, he will continue to be bound by customary confidentiality provisions contained in the Employment Agreement indefinitely and will be prohibited from interfering with the Company’s relationships with its customers, prospects or clients for a period of one year.

Jay Bullock Employment Agreement

The following describes the circumstances and the related payments that might be triggered under the terms of Mr. Bullock’s Employment Agreement using the same assumptions as set forth above:

1)	Mr. Bullock’s Termination By the Company With Cause

If the Company terminates Mr. Bullock with “Cause” (as defined in the Agreement), he shall receive his Base Salary and benefits accrued through the date of termination, and he shall not be entitled to any other benefits except as required by law.

2)	Voluntary Resignation by Mr. Bullock for Good Reason or Termination of Mr. Bullock By the Company Without Cause or for Disability

If Mr. Bullock resigns for “Good Reason,” if he is terminated by the Company without “Cause” or if he is terminated by the Company for “Disability” (as defined in the Agreement), he shall receive his Base Salary and benefits accrued and any bonus fully earned through the date of termination. In addition, he shall receive an amount equal to one times his Base Salary on the six month anniversary of the date of such termination. If the termination occurs upon or following a “Change of Control” (as defined in the Agreement), he shall receive two times his Base Salary payable on the six month anniversary of the date of such termination. Finally, he shall be eligible for continuation of medical and health benefits on the same terms and conditions as they are made available to active employees of the Company until he obtains reasonably equivalent employment or for one (1) year from the date of his termination (or two (2) years from the date of his termination if due to a Change of Control), whichever is earlier.

For example, under the terms of the agreement, if Mr. Bullock had resigned for Good Reason, had been terminated without Cause or was terminated for Disability on December 31, 2008, in addition to the amounts earned before his termination, he would have received: (a) $450,000 on the six month anniversary of his termination and (b) medical coverage which, if he was to receive an entire year of coverage, was valued at $14,659 based on the rates in effect for the medical coverage at December 31, 2008.

Under the terms of the agreement, if Mr. Bullock had been terminated following a Change of Control on December 31, 2008, he would have received: (a) a payment of $900,000 six months after the termination took place and (b) medical coverage which, if he received it for the entire two year period, would be valued at $29,318 based on the rates in effect for the medical coverage at December 31, 2008.

If any payment or benefit by the Company resulting from a Change in Control is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, then the Company shall also pay Mr. Bullock an additional payment (a “Gross-Up Payment”) which will compensate him for the excise tax and any additional deductions which are disallowed because of its inclusion in his gross income. There would be no payment, based on his salary and his tax rate at December 31, 2008.

3)	Change of Control

The stock option and restricted stock agreements for the Named Executive Officers vest upon the occurrence of a “Change of Control.” The value of Mr. Bullock’s unvested stock options, calculated as the difference between the Company’s common stock price at the close of market on December 31, 2008, and the option exercise price plus the value of his unvested restricted stock was $339,200.

4)	Death

If the Employment Agreement is terminated due to Mr. Bullock’s death, his estate shall be entitled to receive the amount of his Base Salary accrued through the date of his death plus any bonus that is Fully Earned. “Fully Earned” is defined as the amount that would have been earned if Mr. Bullock had been employed through the last date of the period that is used by the Company to determine bonuses. In addition, his estate shall be entitled to receive a lump sum payment in cash and/or common stock, at the Company’s election, equal to the net value of all unvested equity compensation as of the date of death as if fully vested and exercised on the date of death. His surviving spouse may purchase medical and health benefits on the same terms and conditions as they are made available to active employees of the Company for a period of one year.

The net value of his unvested stock options at December 31, 2008 was $0, calculated as the difference between the Company’s common stock price at the close of market on December 31, 2008, and the option exercise price. The value of his vested stock options at December 31, 2008, calculated as the difference between the Company’s common stock price at the close of market on December 31, 2008 was $0. The net value of his unvested restricted stock at December 31, 2008 was $339,200, based on the Company’s common stock price at the close of market. The net value of his medical coverage for the full one year period was $14,659 based on the rates in effect for the medical coverage at December 31, 2008.

The payments and continued benefits under the Employment Agreement are conditioned on Mr. Bullock releasing the Company and each of the Company’s subsidiaries, affiliates and their respective past, present and future partners, officers, directors, employees, consultants, attorneys, agents and stockholders, from any claims he may have against any of them, to the extent such claims arise from his employment in a form reasonably acceptable to the Company.

Dale Pilkington Employment Agreement

The following describes the circumstances and the related payments that might be triggered under the terms of Mr. Pilkington’s Employment Agreement using the same assumptions as set forth above:

1)	Mr. Pilkington’s Termination By the Company With Cause

If the Company terminates Mr. Pilkington with “Cause” (as defined in the Agreement), he shall receive his Base Salary and benefits accrued through the date of termination, and he shall not be entitled to any other benefits except as required by law.

2)	Termination of Mr. Pilkington By the Company Without Cause or for Disability

If Mr. Pilkington is terminated by the Company without “Cause” or if Mr. Pilkington is terminated by the Company for “Disability” (as defined in the Agreement), he shall receive his Base Salary and benefits accrued and any bonus fully earned through the date of termination. In addition, he shall receive: (a) an amount equal to his Base Salary payable over a one year period on the same basis as such Base Salary would have been paid had he remained employed by the Company; (b) cash and/or common stock, at the Company’s election, equal to the net value of all unvested stock options, restricted stock and other equity awards as of the date of termination as if fully vested and exercised on the date of termination and (c) continuation of medical and health benefits on the same terms and conditions as they are made available to active employees of the Company until he obtains reasonably equivalent employment or for one (1) year from the date of his termination, whichever is earlier.

If Mr. Pilkington had been terminated on December 31, 2008 without Cause or for Disability, in addition to the amounts earned before his termination, he would have received: (a) $465,000 paid over a one year period following his termination; (b) either a cash payment or common stock equal to (i) the net value of his unvested stock options, $0, calculated as the difference between the Company’s common stock price at the close of market on December 31, 2008, and the option exercise price), and (ii) the net value of his unvested restricted stock, $292,593, based on the Company’s common stock price at the close of market on December 31, 2008; and (c) medical coverage which, if he was to receive an entire year of coverage, was valued at $14,659 based on the rates in effect for the medical coverage at December 31, 2008. The value of his vested stock options at December 31, 2008, calculated as the difference between the Company’s common stock price at the close of market on December 31, 2008 and the option exercise price was $0.

3)	Change of Control

The stock option and restricted stock agreements for the Named Executive Officers vest upon the occurrence of a “Change of Control.” The net value of Mr. Pilkington’s unvested stock options at December 31, 2008 was $0, calculated as the difference between the Company’s common stock price at the close of market and the option exercise price. The value of his unvested restricted stock on December 31, 2008 was $292,593, based on the Company’s common stock price at the close of market.

4)	Death

If the Employment Agreement is terminated due to Mr. Pilkington’s death, his estate shall be entitled to receive the amount of his Base Salary accrued through the date of his death plus any bonus that is Fully Earned. “Fully Earned” is defined as the amount that would have been earned if Mr. Pilkington had been employed through the last date of the period that is used by the Company to determine bonuses. In addition, his estate shall be entitled to receive a lump sum payment in cash and/or common stock, at the Company’s election, equal to the net value of all unvested equity compensation as of the date of death as if fully vested and exercised on the date of death. His surviving spouse may purchase medical and health benefits on the same terms and conditions as they are made available to active employees of the Company for a period of one year.

The net value of his unvested stock options at December 31, 2008 was $0, calculated as the difference between the Company’s common stock price at the close of market on December 31, 2008, and the option exercise price. The net value of his unvested restricted stock at December 31, 2008 was $292,593 based on the Company’s common stock price at the close of market. The net value of his medical coverage for the full one year period, was $14,659 based on the rates in effect for the medical coverage at December 31, 2008. The value of his vested stock options at December 31, 2008, calculated as the difference between the Company’s common stock price at the close of market on December 31, 2008 was $0.

The payments and continued benefits under the Employment Agreement are conditioned on Mr. Pilkington releasing the Company and each of the Company’s subsidiaries, affiliates and their respective past, present and future partners, officers, directors, employees, consultants, attorneys, agents and stockholders, from any claims he may have against any of them, to the extent such claims arise from his employment in a form reasonably acceptable to the Company.

In addition, the Employment Agreement provides that, for a period of one year following termination, Mr. Pilkington shall be prohibited from

i.	Engaging in any business in the geographic area competitive with Company’s lines of specialty property or casualty insurance business;

ii.	Rendering advice, or services to or otherwise assisting any other person who is engaged in any business in the geographic area that is competitive with Company for its lines of specialty property or casualty insurance business; or

iii.	Encouraging or inducing any current or former employee of the Company to leave the employment of the Company (the “Non-Competition Obligations”).

Barbara Bufkin Stock Option and Restricted Stock Grants

Change of Control

The stock option and restricted stock agreements for the Named Executive Officers vest upon the occurrence of a “Change of Control.” The net value of Ms. Bufkin’s unvested stock options at December 31, 2008 was $0, calculated as the difference between the Company’s common stock price at the close of market and the option exercise price. The value of her unvested restricted stock on December 31, 2008 was $48,302, based on the Company’s common stock price at the close of market.

FORM 10-K AND PROXY AVAILABILITY

As permitted by rules recently adopted by the Securities and Exchange Commission (“SEC”), Argo Group is making this proxy statement, the proxy card and the annual report to shareowners (the “proxy materials”) available to shareholders electronically via the Internet. A notice of Annual General Meeting (the “Notice”) which includes instructions on how to access and review the proxy materials and how to submit your proxy online will be mailed to shareholders no later than March 26, 2009. Shareholders may request a printed copy of the proxy materials by following the instructions included in the Notice. The Company’s Annual Report on Form 10-K for the year ended 2008 and this proxy statement are also available on the Company’s website at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement. Finally, in April 2009, Argo Group will send its shareholders a Summary Annual Report which will include condensed financial statements.

        The Company’s Annual Report contains financial and other information about the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy-soliciting materials or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and the “The Audit Committee Report to the Board of Directors” shall not be deemed filed with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of the Section 18 of the Exchange Act, and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “1933 Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL GENERAL MEETING

Under SEC rules and our Bye-Laws, shareholders must follow certain prescribed procedures to introduce an item of business at an annual general meeting.

Under these procedures, if a shareholder desires to present a proposal for inclusion in our 2010 Proxy Statement, such shareholder must submit the proposal in writing to us for receipt not later than November 16, 2009. Proposals must comply with the proxy rules relating to shareholder proposals, in particular Rule 14a-8 under the Exchange Act, to be included in our 2010 proxy materials.

Shareholders who wish to submit a proposal for consideration at our 2010 Annual General Meeting of shareholders, but who do not wish to submit a proposal for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, should deliver a copy of their proposal no later than March 5, 2010. Any such notice to our Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting and any material interest of the shareholder in such business (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the shareholder proposing such business, (iii) a representation that the shareholder is a holder of record of shares of Argo Group entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such proposal or nomination, (iv) the class and number of shares of Argo Group which are beneficially owned by the shareholder, and (v) any material interest of the shareholder in such business.

In either case, proposals should be delivered to Argo Group International Holdings, Ltd., P.O. Box 1282, Hamilton HM FX, Bermuda, Attention: The Secretary.

You may obtain a copy of Argo Group’s Bye-Laws by writing to our Secretary at the above address.

By Order of the Board of Directors

David J. Doyle
Secretary

March 16, 2009

SUBMIT PROXY BY INTERNET - www.proxyvote.com
ARGO GROUP INTERNATIONAL HOLDINGS, LTD. 110 PITTS BAY ROAD PEMBROKE HM08 BERMUDA	Use the Internet to submit your proxy and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Argo Group International Holdings, Ltd. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to submit your proxy using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

SUBMIT PROXY BY PHONE - 1-800-690-6903
Use any touch-tone telephone to submit your proxy up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

SUBMIT PROXY BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Argo Group International Holdings, Ltd., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ARGGI1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR Proposals 1 and 2.	☐	☐	☐	______________________________

Vote On Directors
1. To elect three Class II directors to our Board of Directors for a term of three years 01) Mural R. Josephson 02) John R. Power, Jr. 03) Gary V. Woods

Vote On Proposal					For	Against	Abstain

2.     To consider and approve the recommendation of the Audit Committee of our Board of Directors that Ernst & Young

        LLP be appointed as our independent auditors for the fiscal year ending December 31, 2009 and to refer the determination of the independent auditors’ remuneration to the Audit Committee of our Board of Directors.

					☐	☐	☐

WHETHER YOU PLAN TO BE PRESENT AT THE ANNUAL GENERAL MEETING OR NOT, YOU ARE REQUESTED TO SUBMIT YOUR PROXY EITHER ELECTRONICALLY OR, BY COMPLETING, SIGNING AND RETURNING THIS PROXY CARD TO ENSURE THAT THESE SHARES WILL BE REPRESENTED.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K Wrap are available at www.proxyvote.com.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

March 16, 2009

The undersigned stockholder of Argo Group International Holdings, Ltd. (“Argo Group”) hereby appoints MARK E. WATSON III and DAVID J. DOYLE, and each of them, with the full power of substitution to each, true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote as specified herein, all shares of Common Stock held of record by the undersigned on March 13, 2009 at the 2009 Annual Meeting of Shareholders of the Company to be held on Tuesday, May 5, 2009 at 10:30 a.m. local time at Tucker’s Point Hotel, 60 Tucker’s Point Dr., Tucker’s Town, Hamilton Parish HS 02, Bermuda and at any adjournments or postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED “FOR” ITEMS 1 AND 2 AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND AVAILABILITY OF PROXY MATERIALS DATED MARCH 16, 2009. THE DIRECTORS RECOMMEND VOTES ON THE REVERSE SIDE.